Exhibit (k)(4)

PURCHASE AGREEMENT

BY AND BETWEEN

ALCENTRA CAPITAL CORPORATION

BNY MELLON-ALCENTRA MEZZANINE III, L.P.

AND

ALCENTRA NY, LLC

DATED AS OF

MAY 8, 2014

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of May 8, 2014, is made by and between Alcentra Capital Corporation, a Maryland corporation (“Buyer”), BNY Mellon-Alcentra Mezzanine III, L.P., a Delaware limited partnership (“Seller”), and, solely for purposes of Section 2.5(c), Alcentra NY, LLC, a Delaware limited liability company (“Adviser”). Buyer and Seller may be referred to individually herein as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, Seller is currently the owner of the Purchased Assets (as defined below);

WHEREAS, Seller desires to sell the Purchased Assets and assign the Assumed Obligations (as defined below) to Buyer, and Buyer desires to purchase the Purchased Assets and to assume the Assumed Obligations from Seller, all on the terms and subject to the conditions set forth herein;

WHEREAS, shortly following the Closing (as defined herein), it is contemplated that Buyer will elect to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), and will price and close an initial public offering (the “Buyer IPO”) of its common stock, par value $0.001 per share (the “Buyer Common Stock”);

WHEREAS, the Parties intend that the purchase and sale transaction contemplated by this Agreement constitute a true and absolute sale transaction without recourse, except as expressly provided in this Agreement (including without limitation in Article 10);

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1

DEFINITIONS; MATTERS OF CONSTRUCTION

1.1           Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and the plural forms.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Assignment and Assumption Agreement” means (i) with respect to any Purchased Loan that does not include a specific form of assignment and assumption agreement or similar document within the Loan Documents governing such Purchased Loan, the Assignment and Assumption Agreement substantially in the form of Exhibit A hereto (or such other form as may be agreed to by the parties thereto), (ii) with respect to any Purchased Loan that includes a specific form of assignment and assumption agreement or similar document within the Loan Documents governing such Purchased Loan, such specific form of assignment and assumption agreement or similar document, (iii) with respect to any Purchased Equity Interest that does not include a specific form of assignment and assumption agreement or similar document within the Organizational Documents governing such Purchased Equity Interest, an Assignment and Assumption Agreement substantially in the form of Exhibit B hereto (or such other form as may be agreed to by the parties thereto) and, if such Purchased Equity Interest is certificated, a standard equity transfer power, and (iv) with respect to any Purchased Equity Interest that includes a specific form of assignment and assumption agreement or similar document within the Organizational Documents governing such Purchased Equity Interest, such specific form of assignment and assumption agreement or similar document, in each case pursuant to which Seller shall sell, transfer, assign, convey and deliver the Purchased Assets to Buyer and Buyer shall assume and agree to pay, perform or otherwise discharge the Assumed Obligations.

“Assumed Obligations” has the meaning specified in Section 2.2.

“Borrowers” means those Persons who constitute “borrowers” (or any similarly defined entity) under the Loan Documents.

“Bridge Facility” means that certain Senior Secured Term Loan Credit Agreement to be entered into between Buyer and Lender as of the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Buyer” has the meaning specified in the preamble to this Agreement.

“Buyer Common Stock” has the meaning specified in the recitals to this Agreement.

“Buyer Confidential Information” has the meaning specified in Section 12.1(b).

“Buyer Fundamental Representations” means the representations and warranties of Buyer contained in Sections 6.1, 6.2 and 6.7.

“Buyer Indemnified Parties” has the meaning specified in Section 10.1(a).

“Buyer IPO” has the meaning specified in the recitals to this Agreement.

“Buyer IPO Per-Share Price” means the price per share at which shares of Buyer Common Stock are sold to investors in the Buyer IPO.

“Cash Consideration” has the meaning specified in Section 3.1.

“Cash Escrow Account” has the meaning specified in Section 2.5.

“Cash Escrow Agreement” has the meaning specified in Section 2.5.

“Closing” has the meaning specified in Section 4.1.

“Closing Date” has the meaning specified in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended.

 “Consent” means, with respect to any Purchased Asset, any consent of the Borrower, the administrative agent, the issuer, any co-investor or other Person required to sell, assign, transfer, convey or deliver such Purchased Assets.

“Court Order” means any judgment, order, decision, award, injunction, ruling, subpoena, verdict or decree of any foreign, federal, state or local court, tribunal or Governmental Body and any award in any arbitration proceeding.

“Custodial Account” has the meaning specified in Section 2.5.

“Custodian” means State Street Bank and Trust Company (or an Affiliate) it its capacity as the custodian of Buyer’s investment assets.

“Cut-off Time” means 5:00 p.m. (New York, New York time) on the day immediately prior to the Closing Date.

“Eligible Institution” means an entity that qualifies as an “Eligible Institution”, “Approved Fund”, “Qualified Transferee”, “Permitted Lender”, “Eligible Assignee”, “Qualified Institutional Lender”, “Permitted Transferee” or similarly defined entity under the applicable definition under the Loan Documents relating to the Purchased Loans to be acquired by such entity.

“Effective Time” has the meaning specified in Section 4.1.

“Encumbrance” means any lien, security interest, mortgage, pledge, conditional sale or other title retention agreement, adverse claim, or other encumbrance.

“Equity Interest Schedule” means the schedule attached hereto as Exhibit C, which identifies each share of common or preferred stock, limited liability company or limited partnership interest, or option or warrant to acquire any share of common or preferred stock, limited liability company or limited partnership interest to be sold by Seller to Buyer, together with the Equity Purchase Price for each Purchased Equity Interest set forth therein.

“Equity Governing Document Schedule” means that certain electronic file (or collection of files) denoted the “Equity Governing Document Schedule” provided by Seller to Buyer on or prior to the date hereof, which file identifies all material Equity Governing Documents relating to the Purchased Equity Interests.

“Equity Governing Documents” means, with respect to a Purchased Equity Interest, the certificate or articles of incorporation, certificate of formation or partnership, limited liability company or partnership agreement, stockholders agreement, option or warrant agreement, registration rights agreement, buy-sell arrangement and any other document that governs or otherwise affects the terms of any Purchased Equity Interest.

“Equity Purchase Price” means, with respect to a Purchased Equity Interest, the purchase price for such Purchased Equity Interest set forth in the Equity Interest Schedule.

“Escrow Agent” means U.S. Bank National Association.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Obligations” has the meaning specified in Section 2.3.

“Governmental Approval” means the approval, consent, order, authorization, act of, declaration, filing, report or registration with, any Governmental Body.

“Governmental Body” means any foreign, federal, state or local government, court, department, commission, board, bureau, agency or other governmental authority or administrative or regulatory body, any applicable securities or commodities exchange and any other self-regulatory body.

“Governmental Permits” has the meaning specified in Section 5.6.

“Guarantor” means Persons who, under the Loan Documents or otherwise, have given guaranties, sureties, indemnities or made other agreements or undertakings in connection with the Purchased Loans or pledged, mortgaged or granted security interests in property to secure payment of the Purchased Loans.

“Indemnified Party” has the meaning specified in Section 10.4.

“Indemnifying Party” has the meaning specified in Section 10.4.

“Knowledge” means, with respect to any Person, the actual knowledge of, or the knowledge that would be expected to have been obtained upon reasonable inquiry by, such Person or any of its partners, officers, directors or managers.

“Lender” means ING Capital LLC.

“Letter Agreement” means that certain Letter Agreement dated as of the date hereof by and among Buyer, Seller, Lender, Adviser and BNY Mellon-Alcentra Mezzanine III (GP), L.P. (“Seller’s General Partner”).

“Loan Collateral” means the assets and properties securing payment of outstanding obligations of Borrowers under the Loan Documents.

“Loan Documents” means the credit and financing agreements, guarantees, subordination agreements, Notes, mortgages, deeds of trust, security agreements (including pledge and control agreements), financing statements, intercreditor agreements, and other instruments and documents affecting Seller’s ownership, economic or other rights with respect to the Purchased Loans which are executed and delivered to or otherwise obtained by Seller, or in which Seller has an interest, in connection with the Purchased Loans.

“Loan Files” means credit and transaction files of Seller relating to the Purchased Loans, including Loan Documents, Third Party Reports, operating statements, Borrower financial statements, budgets, recent borrowing base, compliance and advance certificates, and all other documents that relate to the Purchased Loans, in each case in the possession or control of Seller or its Affiliates.

“Loan Purchase Price” means, with respect to a specific Purchased Loan, the amount set forth under the heading “Purchase Price (before accrued interest)” with respect to such Purchased Loan on the Loan Schedule, subject to adjustment as set forth in Section 3.2.

“Loan Schedule” means the schedule attached hereto as Exhibit D, which identifies, among other things, (i) each Purchased Loan to be purchased by Buyer from Seller on the Closing Date, (ii) the name of the Borrower of each Purchased Loan, (iii) the interest rate on each Purchased Loan, (iv) the maturity date of each Purchased Loan, (v) the outstanding unpaid principal amount of each Purchased Loan, (vi) the Loan Purchase Price for each Purchased Loan, and (vii) the amount of accrued interest (through the Cut-off Time) for each Purchased Loan.

“Losses” means all losses, damages, liabilities, diminution of value, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys’ fees and expenses incurred by a Person; provided, however, Losses shall not include punitive, consequential, exemplary or special damages or opportunity costs.

“Manager” means Alcentra NY, LLC.

“Master Loan Document Schedule” means that certain electronic file (or collection of files) denoted the “Master Loan Document Schedule” provided by Seller to Buyer on or prior to the date hereof, which file identifies all material Loan Documents relating to the Purchased Loans.

“Notes” means the original executed promissory notes (or copies, to the extent that only copies of such promissory notes are in Seller’s possession or control) issued to the order of Seller, or copies of a “master” note if no such note was issued to Seller or an allonge endorsing a note in favor of Seller, evidencing indebtedness owing to Seller under a Purchased Loan.

“Outside Date” has the meaning specified in Section 2.5.

“Parties” has the meaning specified in the preamble to this Agreement.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, business trust, joint venture, association or other entity or Governmental Body.

“Purchase Price” means the sum of the Loan Purchase Prices for the Purchased Loans and the Equity Purchase Prices for the Purchased Equity Interests.

“Purchased Assets” has the meaning specified in Section 2.1.

“Purchased Equity Interests” means the equity interests identified on the Equity Interest Schedule as owned by Seller.

“Purchased Loans” means the loans identified on the Loan Schedule as owned by Seller.

“Qualifying Buyer IPO” means a Buyer IPO that results in aggregate cash proceeds received by Buyer (net of all fees, commissions, costs and other expenses incurred in connection therewith) of not less than $75,000,000.

“Repurchase Assignments” means Assignment and Assumption Agreements, in the same form used to transfer the Purchased Assets to Buyer (but with changes necessary to reflect Buyer as assignor and Seller as assignee), pursuant to which Buyer shall sell, transfer, assign, convey and deliver the Purchased Assets to Seller and Seller shall assume and agree to pay, perform or otherwise discharge the Assumed Obligations in the event of an Unanticipated Contingency.

“Repurchase Price” has the meaning specified in Section 2.5.

“Requirements of Law” means any federal, state or local law, statute, regulation, rule, code, ordinance or Court Order enacted, adopted, issued or promulgated by any Governmental Body, including laws pertaining to usury and other laws applicable to banking institutions and banking activities, in each case together with the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Confidential Information” has the meaning specified in Section 12.1(a).

“Seller Fundamental Representations” means the representations and warranties of Seller contained in Sections 5.1, 5.2, 5.4(b) and (d), 5.7 and 5.9.

“Seller Indemnified Parties” has the meaning specified in Section 10.2(a).

“Stock Consideration” has the meaning specified in Section 3.1.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party Reports” means all reports, appraisals and other written materials prepared by third parties for Seller with respect to the Purchased Loans, including all real estate appraisals, equipment appraisals and environmental reports that relate to the Purchased Loans.

“UCC” means the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Loan Collateral, the Uniform Commercial Code (or any successor statute) of such state.

“Unanticipated Contingency” has the meaning specified in Section 2.5.

1.2           Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun shall be deemed to cover all genders. All references: to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; to any agreement, instrument or other documents shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof; to any person or entity shall mean and include the successors and permitted assigns of such person or entity; “to,” “including” and “include” shall be understood to mean “including, without limitation”; or to the time of day shall mean the time on the day in question in New York, New York, unless otherwise expressly provided in this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1           Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, accept and assume from Seller, all of Seller’s right, title and interest in, to and under the following, wherever located (collectively, the “Purchased Assets”):

(a)	each Purchased Loan including, to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of Seller under the Loan Documents against any Person, whether known or unknown, arising under or in connection with the Loan Documents or in any way based on or related to any of the foregoing;

(b)	the Loan Documents relating to such Purchased Loan;

(c)	the Loan Files relating to such Purchased Loan;

(d)	the Purchased Equity Interests; and

(e)	the Equity Governing Documents (to the extent assignable).

Without limiting the foregoing, and to the extent such funds are being held by or on behalf of Seller or its Affiliates, Seller shall transfer to Buyer, on the Closing Date, the balance of any funds in all escrow, reserve, impound or similar accounts in connection with the Purchased Assets.

2.2           Assumed Obligations. On the Closing Date, Buyer and Seller shall execute and deliver the Assignment and Assumption Agreements with respect to the Purchased Assets, pursuant to which Buyer shall assume all obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) under the Loan Documents and Equity Governing Documents to the extent, and only to the extent, that such obligations are to be performed, arise out of or relate to facts, events or circumstances arising or occurring, on or after the Effective Time (collectively, the “Assumed Obligations”).

2.3           Excluded Obligations. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not, as a result of the transactions contemplated by this Agreement, assume or become liable for any obligations of Seller other than the Assumed Obligations (collectively, the “Excluded Obligations”).

2.4           True Sale. The Parties expressly intend that the purchase and sale transaction contemplated by this Agreement shall constitute an absolute conveyance of the Purchased Assets to Buyer without recourse, except as expressly provided in this Agreement (including without limitation in Article 10). In furtherance of the foregoing, at Closing Seller shall update its books and records to reflect the fact that the Purchased Assets have been sold and that Seller no longer retains any ownership interest therein.

2.5           Contingent Repurchase/Resale Obligations.

(a)           The Parties hereby agree that if the Qualifying Buyer IPO does not for any reason (i) price by 5:00 p.m. (New York City time) on the Business Day immediately following the Closing Date or (ii) close on or prior to 4:00 p.m. (New York City time) on the fourth (4th) Business Day immediately following the date on which the Qualifying Buyer IPO prices (the “Outside Date”) (the occurrence of either of the events referred to in the foregoing (i) and (ii), an “Unanticipated Contingency”), then immediately following an Unanticipated Contingency, Buyer shall resell, retransfer, reassign, re-convey and redeliver to Seller, and Seller shall repurchase, reaccept and reassume from Buyer, all of Buyer’s right, title and interest in, to and under the Purchased Assets and Assumed Obligations conveyed from Seller to Buyer on the Closing Date (and any obligations under the Loan Documents and Equity Governing Documents arising after the Closing), with Seller reacquiring the Purchased Assets and Assumed Obligations transferred to Buyer by Seller (and any obligations under the Loan Documents and Equity Governing Documents arising after the Closing). The repurchase price to be paid by Seller to Buyer for the Purchased Assets and the Assumed Obligations shall be the Purchase Price paid by Buyer to Seller on the Closing Date (the “Repurchase Price”), in the same form as Buyer paid on the Closing Date (i.e., repayment of the Cash Consideration in cash and a redemption/return of the Stock Consideration). The Cash Consideration shall be due and owing, and paid immediately, upon the occurrence of an Unanticipated Contingency and shall be transferred to Buyer upon the occurrence of an Unanticipated Contingency (even if the transfer to Seller of the Purchased Assets and Assumed Obligations has not been effected).

 (b)          In order to facilitate and effectuate any such repurchase/resale (if required as set forth above), (i) Seller shall pledge to Buyer and Buyer shall deposit (or have Buyer direct Lender to so deposit on its behalf from the proceeds borrowed by Buyer under the Bridge Facility) the Cash Consideration to be paid by Buyer under Section 4.2(a) into an escrow account (the “Cash Escrow Account”) at the Escrow Agent pursuant to the terms of that certain Escrow Agreement, dated as of the Closing Date, among the Parties hereto, Lender and the Escrow Agent (the “Cash Escrow Agreement”) and (ii) Buyer shall, on or before the Closing Date, place original, executed Repurchase Assignments for the Purchased Assets and Assumed Obligations in the custodial account in which the Custodian holds Buyer’s investment assets and which Lender has full “control” (as defined by the Uniform Commercial Code of the State of New York) (the “Custodial Account”). For the avoidance of doubt, the repurchase/resale obligations under this Section 2.5 (including Seller’s pledge of the Cash Consideration), and the Repurchase Assignments, shall become null and void immediately upon the last to occur of (i) the delivery of written notice (which may be in the form of a payoff letter) to Buyer from Lender that Lender has received sufficient funds to repay the Bridge Facility, and (ii) release of the Cash Consideration to Seller pursuant to and in accordance with the terms of the Cash Escrow Agreement.

(c)          In satisfaction by all Parties of the repurchase/resale obligations set forth in this Section 2.5, (i) the Cash Consideration shall, at the direction of Lender, be immediately released to Lender in accordance with the Cash Escrow Agreement upon the occurrence of an Unanticipated Contingency, (ii) following the release of the Cash Consideration to Lender pursuant to clause (i), Buyer shall direct the Custodian to release the Repurchase Assignments to Seller upon the occurrence of an Unanticipated Contingency and such Repurchase Assignments shall be deemed effective as of the occurrence of such Unanticipated Contingency, and Buyer and Seller shall take all other actions necessary and appropriate to consummate the sale, transfer and assignment of the Purchased Assets and the Assumed Obligations to Seller, (iii) each of Seller and Buyer acknowledges and agrees that it automatically releases all right, title and interest in the Cash Consideration upon the occurrence of an Unanticipated Contingency (such Cash Consideration immediately becoming the property of Lender at such time (in payment by the Buyer of its obligations under the Bridge Facility)), regardless of whether Seller consummates, in whole or in part, the repurchase of the Purchased Assets and the Assumed Obligations from Buyer pursuant to clause (ii), (iv) any pledge or security agreement that Buyer enters into to secure the Bridge Facility will provide for the automatic release of the Purchased Assets from the security interest created thereby upon the receipt in full of all of the Cash Consideration by Lender following the occurrence of the Unanticipated Contingency, (v) the Stock Consideration shall be automatically redeemed by Buyer and cancelled upon an Unanticipated Contingency, and Seller expressly consents to Buyer instructing its transfer agent to so reflect the redemption and cancellation of the Stock Consideration upon the occurrence of an Unanticipated Contingency, (vi) Adviser, on behalf of Seller, hereby acknowledges and accepts all risk and assumes all liability relating to the repurchase/resale obligations set forth in this Section 2.5, provided that all of the costs and expenses (other than the purchase price consideration) relating to the repurchase/resale obligations set forth in this Section 2.5 and the actions to be taken with respect thereto shall be borne by the Adviser or its designee (other than Buyer or Seller) and (vii) upon the occurrence of an Unanticipated Contingency, none of Seller, Adviser or Buyer shall have any claim against Lender in connection with the repurchase/resale obligations in this Section 2.5 or the funds released to the Lender from the Cash Escrow Account. The Parties agree that the repurchase/resale contemplated by this Section 2.5 shall occur automatically following the occurrence of an Unanticipated Contingency and no further assignments or documentation shall be required to be executed by the Parties to effectuate the repurchase/resale described above, although each Party shall take such steps as may be requested by the other Party to fulfill the intent of this Section and the Parties shall take such steps as may be necessary under any applicable Requirements of Law in connection with such transfer.

(d)          The resale of the Purchased Assets and Assumed Obligations by Buyer to Seller under this Section shall be without any representation or warranty by Buyer other than the representation and warranties that (i) the Purchased Assets and Assumed Obligations have been sold by Buyer free and clear of any Encumbrance created by Buyer, and (ii) except for the grant of a security interest to Lender under the Bridge Facility upon the terms required by Section 2.5(c)(iii), Buyer has taken no action since the Closing Date with respect to the Purchased Assets that would have a material adverse effect on the Purchased Assets (including, without limitation, any of the actions described in clauses (a), (b) or (c) of Section 7.1). To secure its obligation to repurchase the Purchased Assets and Assumed Obligations pursuant to this Section, Seller hereby grants Buyer a security interest in all right, title and interest of Seller in (x) the Cash Consideration paid by Buyer to Seller on the Closing Date hereunder and deposited into the Cash Escrow Account pursuant to the Cash Escrow Agreement, and (y) the Stock Consideration received by Seller. Seller acknowledges and agrees that Buyer shall collaterally assign such security interest to Lender under a separate security agreement, and, as such, Lender shall be entitled to exercise all rights of Buyer under this Section.

(e)          The Parties hereby agree, for the benefit of Lender, to use and exercise their reasonable best efforts to effect in full the repurchase/resale obligations pursuant to Section 2.5 in the event of an Unanticipated Contingency, including by taking any such action as Lender may reasonably request to effectuate the rescission of the sale of the Purchased Assets.

(f)          In connection with the repurchase/resale obligations set forth in this Section 2.5, Seller shall enter into a pledge agreement where all of the Stock Consideration shall be pledged to the Lender.

ARTICLE 3

PURCHASE PRICE; INTEREST AND FEES

3.1           Purchase Price.

(a)          The aggregate consideration for the Purchased Assets shall be an amount in cash and Buyer Common Stock equal to the Purchase Price plus the assumption by Buyer of the Assumed Obligations with respect to such Purchased Assets, which aggregate consideration Seller and Buyer independently have determined to be the fair value of the Purchased Assets. The Purchase Price will be payable forty-one and two-tenths percent (41.2%) in cash (the “Cash Consideration”) and fifty-eight and eight-tenths percent (58.8%) in Buyer Common Stock (the “Stock Consideration”), valued at the Buyer IPO Per-Share Price. For these purposes, the number of shares of Buyer Common Stock to be issued to Seller at Closing shall be based on the anticipated Buyer IPO Per-Share Price, as determined by the lead underwriters in the Buyer IPO and communicated to the Parties prior to Closing. In the event that the actual Buyer IPO Per-Share Price is less than or greater than the anticipated Buyer IPO Per-Share Price used for purposes of determining the number of shares of Buyer Common Stock issued at Closing, immediately prior to Buyer’s election to be treated as a business development company under the 1940 Act and the pricing of the Buyer IPO, Buyer shall issue to, or redeem from, Seller such number of shares of Buyer Common Stock as is necessary to reflect the number of shares to which Seller is entitled based on the actual Buyer IPO Per-Share Price (and Seller expressly consents to Buyer instructing its transfer agent to so reflect the redemption and cancellation of such shares of Buyer Common Stock in connection therewith). At the Closing, the Cash Consideration shall be deemed to have been paid to and received by, and shall be the property of, Seller upon delivery of the Cash Consideration into the Cash Escrow Account. The Stock Consideration will be issued to Seller in book entry form. The Purchase Price shall be further adjusted in accordance with Section 3.2.

(b)          In the event that, between the Cut-off Time and the Closing, Seller receives a principal payment with respect to a Purchased Loan that is not already reflected in the applicable Loan Purchase Price set forth in the then-current Loan Schedule, Seller shall, no later than the Closing, prepare and deliver to Buyer an updated Loan Schedule reflecting the updated Loan Purchase Price for each Purchased Loan as of the Closing, as contemplated by the first sentence of Section 3.2.

3.2           Principal Repayments; Interest Payments. The Loan Purchase Price with respect to a particular Purchased Loan shall be reduced by the amount, if any, of the principal or interest payments received by Seller between the Cut-off Time and the Closing but solely to the extent the Loan Purchase Price does not already take such principal or interest payments into account.

ARTICLE 4

CLOSING

4.1           Closing Date. The closing of the purchase and sale of Purchased Assets and the assumption of Assumed Obligations (the “Closing”) shall, subject to the satisfaction or waiver of all conditions to the Closing set forth in Article 8 and Article 9 (other than those that can only be satisfied at the Closing), take place at such time and on such date on which the closing of the Bridge Facility shall occur, or at such other time and place as Seller and Buyer may agree (the “Closing Date”). At the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer the Purchased Assets. The Closing shall be effective as of 10:00 a.m. on the Closing Date (the “Effective Time”).

4.2          Buyer’s Deliveries. On the Closing Date, Buyer shall:

(a)	subject to Section 2.5, pay to the Escrow Agent the Cash Consideration by wire transfer of immediately available funds to such account(s) as Seller shall designate in writing to Buyer at least two (2) Business Days prior to the Closing Date, which such Cash Consideration shall be held by the Escrow Agent until it is released in accordance with the Cash Escrow Agreement;

(b)	issue the Stock Consideration in book entry form to Seller, which shall be immediately pledged to Lender pursuant to Section 2.5(f);

(c)	deliver to Seller a counterpart of each Assignment and Assumption Agreement, duly executed on behalf of Buyer;

(d)	deliver to Seller the Letter Agreement duly executed by Seller and Seller’s General Partner;

(e)	execute and deliver to the Escrow Agent or Custodian, as applicable, such documents as may be required to effect the intentions of Section 2.5; and

(f)	deliver to Seller a certificate signed by a duly authorized officer of Buyer certifying to the satisfaction of the conditions to Closing set forth in Sections 9.1 through 9.3.

4.3          Seller’s Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer or its designee (including, with respect to the Notes, Buyer’s custodian or another third party) all of the following:

(a)	a counterpart of each Assignment and Assumption Agreement, duly executed on behalf of Seller and each Person from whom a Consent is required in connection with the transfer of such Purchased Asset (unless a separate Consent has been delivered);

(b)	the Notes with respect to such Purchased Loans;

(c)	any Loan Files;

(d)	the Equity Governing Documents;

(e)	the Letter Agreement duly executed by Buyer and Adviser;

(f)	such documents as may be required to effect the intentions of Section 2.5, executed by Seller; and

(g)	a certificate signed by a duly authorized officer of Seller certifying to the satisfaction of the conditions to Closing set forth in Sections 8.1 through 8.3.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer as follows:

5.1           Organization. Seller is duly organized, validly existing and in good standing under the jurisdiction of its formation with full limited partnership power and authority to own the Purchased Assets, to transfer, convey and assign the Purchased Assets to Buyer, and to engage in and consummate the other transactions contemplated hereby.

5.2           Authority. Seller has full limited partnership power and authority to execute, deliver and perform this Agreement and the Assignment and Assumption Agreements. All corporate action required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the Assignment and Assumption Agreements, and to engage in and consummate the transactions contemplated hereby and thereby, has been taken. This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and the Assignment and Assumption Agreements have been duly authorized by Seller and upon execution and delivery by Seller will be legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, and any limitation imposed by general equity principles, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3           Consents. None of the execution and delivery of this Agreement or the Assignment and Assumption Agreements, the consummation of any of the transactions contemplated hereby or thereby, or compliance by Seller with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(a)          Conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or require any consent or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets under (i) Seller’s organizational documents, (ii) any Loan Document, Equity Governing Document or any other material agreement or material instrument (other than a Loan Document or Equity Governing Document) to which Seller is a party or by which Seller is bound with respect to any Purchased Asset or Assumed Obligation, (iii) any Court Order to which Seller is a party or by which Seller is bound with respect to any Purchased Asset or Assumed Obligation or (iv) any Requirements of Law applicable to Seller or its assets, except, in the case of clause (iv), to the extent such breach or default does not materially and adversely affect the Purchased Assets, the Assumed Obligations, Seller’s operations or condition (financial or otherwise) or Seller’s ability to perform its obligations and duties hereunder.

(b)          Except as set forth in Schedule 5.3, require the approval, consent, order, authorization, or act of, or the making or giving by Seller of any notice, declaration, filing, report or registration with, any Person in connection with the execution and delivery by Seller of this Agreement or the Assignment and Assumption Agreements or the consummation of any of the transactions contemplated hereby or thereby.

(c)          Require any Governmental Approval.

5.4           Loan Documents and Equity Governing Documents.

(a)          The Loan Documents listed in the Master Loan Document Schedule constitute all Loan Documents relating to the Purchased Loans to which Seller is a party or under which Seller has an interest or is subject. The Loan Documents listed in the Master Loan Document Schedule constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, and any limitation imposed by general equity principles, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Seller is not in breach or default in any material respect of its obligations under any of such Loan Documents listed in the Master Loan Document Schedule.

(b)          The Loan Schedule is accurate in all material respects as of the date thereof and will be accurate in all material respects as of the Cut-off Time.

(c)          The Equity Governing Document Schedule includes all material Equity Governing Documents relating to the Purchased Equity Interests. The Equity Governing Documents reflected in the Equity Governing Document Schedule to which Seller is a party constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, and any limitation imposed by general equity principles, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Seller is not in breach or default in any material respect of its obligations under any of such Equity Governing Documents reflected on the Equity Governing Document Schedule.

(d)          The Equity Interest Schedule is accurate in all material respects as of the date thereof and will be accurate in all material respects as of the Cut-off Time.

5.5           Other Matters Relating to the Purchased Loans. To Seller’s knowledge, there are no actions, suits or proceedings pending in which one of the Borrowers has (i) filed, or consented (by answer or otherwise) to the filing against it, of a petition for relief under any bankruptcy or insolvency law of any jurisdiction, (ii) made an assignment for the benefit of its creditors, (iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other judicial officer with similar power over itself or any substantial part of its property, (iv) been adjudicated by a court to be insolvent, or (v) taken corporate or partnership action for the purpose of authorizing any of the foregoing. Neither Seller nor, to Seller’s knowledge, any Borrower is in breach of or under default pursuant to the terms, conditions or provisions of, any Loan Documents or Equity Governing Documents.

5.6           Governmental Permits. Seller owns, holds or possesses those licenses, franchises, permits, approvals and other authorizations from Governmental Bodies (the “Governmental Permits”) which were necessary for Seller to originate (where applicable), and are necessary for Seller to own, the Purchased Assets and to carry on and conduct its business relating thereto substantially as currently conducted, except where the failure by Seller to own, hold or possess any such license, franchise, permit, approval or other authorization would not have a material adverse effect on its Purchased Assets.

5.7           Title to Purchased Assets. Except as set forth in Schedule 5.7, Seller is the sole owner and holder of the Purchased Assets and Seller has and, as of the Closing, will transfer, convey and assign to Buyer, and Buyer shall have immediately following the Closing, good and marketable title and all legal and beneficial interest in and to all of the Purchased Assets, free and clear of any Encumbrances. The Assignment and Assumption Agreements are sufficient to complete the transfer and conveyance of beneficial ownership of the Purchased Assets to Buyer. All approvals, consents, orders and/or authorizations required to be obtained, or notices, declarations, filings, reports and/or registrations required to be delivered or made, in connection with the sale and transfer of the Purchased Assets to Buyer have been obtained, delivered or made by Seller prior to the Closing, and any waiting periods applicable to the sale and transfer of the Purchased Assets have lapsed and expired prior to the Closing.

5.8           Compliance; Litigation Relating to the Purchased Assets.

(a)          Seller has complied in all material respects with all Requirements of Law applicable to the Purchased Assets and the Assumed Obligations, the Loan Documents, and the Equity Governing Documents.

(b)          There are no actions, suits or proceedings pending or, to Seller’s knowledge, threatened against Seller by any Borrower, Guarantor or other Person in respect of the Purchased Assets, the Assumed Obligations or any of the transactions contemplated hereby, and there are no actions, suits or proceedings pending or threatened in which Seller is or would be the plaintiff or claimant and which relate to any of the Purchased Assets, the Assumed Obligations or any transactions contemplated by this Agreement.

(c)          There are no actions, suits or proceedings pending or threatened in writing against Seller which question the legality or propriety of, or would otherwise effect the consummation of, the transactions contemplated by this Agreement.

5.9           No Broker. No agent, broker, finder, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Seller or any of its Affiliates (other than Buyer), to any broker’s, finder’s or financial advisor’s fee or commission in connection with any of the transactions contemplated by this Agreement, except for any such fee or commission that will be paid by Seller.

5.10         Securities Law Matters. Seller is an “accredited investor” (as defined in Rule 501(a) under the Securities Act) and is acquiring Buyer Common Stock for its own account and for investment purposes and not with a view to distribution thereof or with any present intention of offering or selling Buyer Common Stock in violation of the Securities Act. Seller has received information determined by it to be necessary in order to make an informed investment decision regarding the investment in Buyer Common Stock. Seller acknowledges that Buyer Common Stock has not been registered under the Securities Act or under the securities laws of various states, and, therefore, cannot be sold unless it is subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available. Further, Seller understands that the transfer agent records will reflect the foregoing restrictions and, so long as such restrictions are in effect, a stop-transfer order may be placed against transfer of such shares. Unless otherwise required by applicable law, such restrictions shall only be removed (a) upon the sale of such shares pursuant to an effective registration statement under the Securities Act, (b) in connection with any other sale, assignment or transfer transaction, if Seller provides Buyer with an opinion of counsel, in form, substance, and scope, and from such counsel, as may be reasonably acceptable to Buyer, to the effect that the sale, assignment or other transfer of Buyer Common Stock may be made without registration under the Securities Act, or (c) if Seller provides Buyer with notice that the shares of Buyer Common Stock are being sold pursuant to Rule 144 under the Securities Act (or a successor rule thereto). Seller agrees to sell the shares of Buyer Common Stock only in compliance with all applicable securities laws.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:

6.1           Organization of Buyer. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to consummate the transactions contemplated hereby.

6.2           Authority of Buyer. Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the Assignment and Assumption Agreements. All corporate or other legal action required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the Assignment and Assumption Agreements has been taken. This Agreement has been duly authorized, executed and delivered by Buyer in accordance with its terms, and the Assignment and Assumption Agreements have been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, and any limitation imposed by general equity principles, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or equity).

6.3           Consents. Neither the execution and delivery of this Agreement or the Assignment and Assumption Agreements nor the consummation of any of the transactions contemplated hereby or thereby nor compliance by Buyer with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(a)          Conflict with, result in a material breach of the terms, conditions or provisions of, or constitute a material default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (i)  the organizational documents of Buyer, (ii) any material agreement or material instrument to which Buyer is a party or by which Buyer is bound, (iii) any Court Order to which Buyer is a party or by which Buyer is bound or (iv) any Requirements of Law applicable to Buyer, in the case of clauses (ii) and (iv), to the extent such breach or default materially and adversely affects Buyer’s ability to acquire the Purchased Assets or perform the Assumed Obligations.

(b)          Except as expressly set forth on Schedule 6.3, require the approval, consent, authorization or act of, or the making or giving by Buyer of any notice, declaration, filing, report or registration with, any Person in connection with the execution and delivery by Buyer of this Agreement or the Assignment and Assumption Agreements or the consummation of any of the transactions contemplated hereby or thereby.

(c)         Except as expressly set forth on Schedule 6.3, require any Governmental Approval.

6.4           No Violation, Litigation or Regulatory Action. There is no action, suit, claim, investigation or proceeding pending against Buyer and Buyer has no knowledge of any threatened action, suit, claim, investigation or proceeding against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement.

6.5           Ability to Perform; Availability of Funds. Buyer will have, at the Closing, sufficient funds to pay the Purchase Price due at the Closing and the ability to assume the Assumed Obligations and carry out the transactions contemplated by this Agreement.

6.6           No Broker. No agent, broker, finder, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Buyer or any of its Affiliates, to any broker’s, finder’s or financial advisor’s fee or commission in connection with any of the transactions contemplated by this Agreement, except for any such fee or commission that will be paid by Buyer.

6.7           Status of Buyer. Buyer (i) is (or at Closing will be) a “sophisticated” investor and/or an “accredited” investor as that term is defined in Rule 501 of Regulation D under the Securities Act, and a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended, (ii) is able to bear the economic risk associated with the purchase of the Purchased Assets and the assumption of the obligations thereunder, (iii) has such knowledge and experience so as to be aware of the risks and uncertainties inherent in the purchase of rights and assumption of liabilities, including the Assumed Obligations, of the type contemplated in this Agreement, and (iv) has independently and without reliance upon Seller, and based upon such information as Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Buyer has relied upon Seller’s express representations, warranties, covenants, agreements and indemnities in this Agreement. Without characterizing the Purchased Assets as a “security” within the meaning of the Securities Act or any other securities laws, Buyer is not purchasing the Purchased Assets with a view towards sale or distribution thereof in violation of the Securities Act.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1           Seller Covenants. During the period from the date hereof to the Closing Date, Seller will conduct its activities with respect to the Purchased Assets to be sold to Buyer on the Closing Date in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the date of termination of this Agreement, without the prior written consent of Buyer (which shall not be unreasonably withheld or delayed), Seller shall not enter into or otherwise effectuate or permit:

(a)          a modification, termination, amendment or waiver of, or agreement to forbear the enforcement of, any of the terms, covenants or conditions of the Notes or any of the other Loan Documents relating to such Purchased Loans or Equity Governing Documents relating to the Purchased Equity Interests;

(b)          the subordination or release of any security or Loan Collateral for such Purchased Loans (other than releases required under the applicable Loan Documents or the ordinary course release of funds from escrow or reserve accounts required by the applicable Loan Documents); or

(c)          the sale or transfer of such Purchased Asset to any Person (other than Buyer), or causing or permitting such Purchased Asset to be subject to an Encumbrance.

7.2           Access to Information Prior to the Closing; Confidentiality.

(a)          During the period from the date of this Agreement through the earlier of (i) the date on which all Purchased Assets are sold and transferred to Buyer and (ii) the termination of this Agreement, Seller shall promptly deliver to Buyer copies of all notices, correspondence, financial statements and other documents (including without limitation any notices of default or reservation of rights letters) received or delivered by Seller in respect of any Purchased Asset.

(b)          Any information provided to or obtained by Buyer pursuant to paragraph (a) above shall constitute Seller Confidential Information and be treated in accordance with Section 12.1(a).

7.3           Notices; Post-Closing Remittances; Correspondence; Further Assurances.

(a)          Prior to closing of the Buyer IPO, Seller shall give notice to all Borrowers, Guarantors, issuers and other necessary parties, in form and substance reasonably acceptable to Buyer, notifying them of the sale of the relevant Purchased Assets to Buyer and shall provide them with information regarding the account(s) to which all Loan and other payments under the Loan Documents and Equity Governing Documents shall be made following the Closing Date. Buyer agrees to cooperate with Seller in all respects in connection with the foregoing and shall promptly provide Seller with such information as it may require in connection with providing such notices.

 (b)          Amounts which are paid in respect of the Purchased Assets and are received by Seller following the Closing in respect of Purchased Assets sold to Buyer at the Closing, shall be received by Seller as agent, in trust for and on behalf of Buyer and Seller shall pay promptly all of such amounts over to Buyer and shall provide Buyer information, to the extent known, as to the nature, source and classification of such payments, including any invoice relating thereto. All amounts in respect of assets of Seller not transferred to Buyer that are received by Buyer following the Closing shall be received by Buyer as agent, in trust for and on behalf of Seller, and Buyer shall promptly pay all of such amounts over to Seller and shall provide Seller information relating thereto, to the extent known, as to the nature, source and classification of such payments, including any invoice relating thereto.

(c)          Following the Closing, to the extent that Seller receives (and Buyer or Manager does not also receive) any mail (including electronic mail) or other correspondence or materials relating to Purchased Assets sold to Buyer at the Closing or the Assumed Obligations relating thereto (other than any internal mail, correspondence, or materials generated by Seller itself), Seller shall promptly forward such mail, correspondence, or other materials to Buyer.

(d)          Seller shall use commercially reasonable efforts to execute such other assignments, novations, transfer documents, instruments of further assurance (including without limitation, if and to the extent necessary, lost certificate affidavits and related indemnities), approvals and consents as are necessary or proper in order to complete, ensure and perfect the sale, transfer and conveyance of the Purchased Assets and the Assumed Obligations to Buyer and the consummation of the other transactions contemplated hereby. Any other assignments, in particular any additional assignments of any lien instruments, any transfer documents, instruments of further assurance, approvals and consents as may be desired by Buyer to complete, ensure and perfect the sale, transfer and conveyance of the Purchased Assets and the Assumed Obligations to Buyer and the consummation of the other transactions contemplated hereby shall be prepared by Buyer and submitted to Seller for execution, if necessary, and Seller has executed such documents, instruments, approvals or consents, as soon as reasonably practicable after the Closing Date. The Parties shall cooperate in good faith in connection with the preparation and filing of such additional assignments and the Parties shall be responsible for any costs or filing fees associated with the preparation, filing or recording of such additional assignments in accordance with Section 12.10. In addition, without in any way limiting the foregoing, and without in any way adversely affecting Buyer’s right to indemnification under Article X, from and after the Closing Seller shall, at the request of Buyer, cooperate with Buyer and take such steps as may be necessary to cure any deficiencies in the Loan Documents.

7.4           Taxes.

(a)           In the event both (i) the Closing occurs and (ii) an Unanticipated Contingency does not occur pursuant to Section 2.5, (1) Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Purchased Assets or the Assumed Obligations related thereto, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date, irrespective of when such Taxes are filed or paid, and (2) Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Purchased Assets or the Assumed Obligations, in each case attributable to periods (or portions thereof) beginning after the Closing Date, irrespective of when such Taxes are filed or paid.  In the event that either (i) the Closing does not occur, or (ii) an Unanticipated Contingency occurs pursuant to Section 2.5, Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Purchased Assets or the Assumed Obligations related thereto, in each case attributable to periods (or portions thereof) ending on, prior to or after the Closing Date, irrespective of when such Taxes are filed or paid.

(b)          Seller shall pay all income, gains or similar Tax imposed on it relating to the transactions contemplated by this Agreement.

(c)          Each Party shall provide reimbursement for any Tax which is the responsibility of such Party in accordance with the terms of this Section 7.4 and which is paid by the other Party. Within a reasonable time prior to the payment of any such Tax, the Party paying such Tax shall give notice to the other Party of the Tax payable and the portion which is the liability of the other Party, although failure to do so will not relieve the other Party from its liability hereunder.

(d)          Nothing herein shall be construed as obligating Seller or Buyer in any way to pay Taxes which are the liability of a Borrower or which shall be due with respect to any Loan Collateral.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any or all of which may, to the extent legally permissible, be waived in Buyer’s sole discretion:

8.1           Accuracy of Representations and Warranties. Each Seller Fundamental Representation shall be true and correct in all respects on the Closing Date; and each of the other representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct in all material respects as of such earlier date), except to the extent that such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct as of such earlier date).

8.2           No Restraint or Litigation. No action, suit, claim, investigation or proceeding shall have been instituted to restrain, delay or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

8.3           Consents. All Consents required to have been obtained in connection with the sale and transfer of the Purchased Assets shall have been obtained and not revoked or rescinded.

8.4           Pricing of Qualifying Buyer IPO. The pricing of a Qualifying Buyer IPO shall be reasonably expected by Buyer to occur on the Closing Date.

8.5           Bridge Facility. All conditions to funding under the Bridge Facility shall have been satisfied and, simultaneously with the closing hereof, Buyer has received the funds thereunder necessary to pay the Cash Consideration.

8.6           Obligations Performed. Seller shall have performed and complied in all material respects with all of the covenants, obligations and agreements required by this Agreement required to be performed or complied with by it prior to or on the Closing Date.

8.7           Completion of Documentation. The following documents shall have been entered into in a form and substance satisfactory to each Party in its sole discretion: (a) the Cash Escrow Agreement, (b) all Assignment and Assumption Agreements, (c) all Repurchase Assignments, and (d) any other document or agreement relating to the repurchase and/or escrow arrangements described in Section 2.5.

8.8           Delivery of Closing Documents. Seller shall have delivered to Buyer each document to be delivered pursuant to Section 4.3, together with such other documents and instruments as may be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions any or all of which may, to the extent legally permissible, be waived in Seller’s sole discretion:

9.1           Accuracy of Representations and Warranties. Each Buyer Fundamental Representation shall be true and correct in all respects on the Closing Date; and each of the other representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct in all material respects as of such earlier date), except to the extent that such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct as of such earlier date).

9.2           No Restraint or Litigation. No action, suit, claim, investigation or proceeding shall have been instituted to restrain, delay or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

9.3           Consents. All Consents required to have been obtained in connection with the sale and transfer of the Purchased Assets shall have been obtained and not revoked or rescinded.

9.4           Pricing of Qualifying Buyer IPO. The pricing of a Qualifying Buyer IPO shall be reasonably expected by Seller to occur on the Closing Date.

9.5           Bridge Facility. All conditions to funding under the Bridge Facility shall have been satisfied and, simultaneously with the closing hereof, Buyer has received the funds thereunder necessary to pay the Cash Consideration.

9.6           Obligations Performed. Buyer shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

9.7           Completion of Documentation. The following documents shall have been entered into in a form and substance satisfactory to each Party in its sole discretion: (a) the Cash Escrow Agreement, (b) all Assignment and Assumption Agreements, (c) all Repurchase Assignments, and (d) any other document or agreement relating to the repurchase and/or escrow arrangements described in Section 2.5.

9.8           Delivery of Closing Documents. Buyer shall have delivered to Seller each document to be delivered pursuant to Section 4.2, together with such other documents and instruments as may be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement.

ARTICLE 10

INDEMNIFICATION

10.1         Indemnification by Seller. From and after the Closing and subject to the limitations of this Article 10, Seller shall indemnify and hold Buyer and its Affiliates, its and their respective successors and assigns, and in each such case its and their respective present or former directors, officers, shareholders, employees and agents (“Buyer Indemnified Parties”) harmless from and against any and all Losses at any time incurred by any Buyer Indemnified Party in connection with, resulting from, related to or arising from:

(a)	any material breach by Seller of any of its representations or warranties in this Agreement or the Assignment and Assumption Agreements or in any other agreement entered into in connection with this Agreement;

(b)	any breach or nonfulfillment of any agreement or covenant to be performed by Seller pursuant to this Agreement or the Assignment and Assumption Agreements or in any other agreement entered into in connection with this Agreement;

(c)	any claim by a Borrower or any other Person in connection with any matter relating to a Purchased Loan that occurs or arises prior to or at the Effective Time, including in connection with Seller’s making or collecting loans or performing any transactions or any other matters under the Loan Documents or the Equity Governing Documents prior to or at the Effective Time; or

(d)	any Excluded Obligations, including any failure by Seller to pay or perform, or any claim against a Buyer Indemnified Party by any other Person that, if successful, would give rise to, any of the Excluded Obligations.

10.2         Indemnification by Buyer. From and after the Closing and subject to the limitations of this Article 10, Buyer agrees to indemnify and hold Seller and its Affiliates, including its and their respective successors and assigns, and in each case its and their respective present or former directors, officers, shareholders, employees and agents (“Seller Indemnified Parties”) harmless from and against any and all Losses at any time incurred by any Seller Indemnified Party in connection with, resulting from, related to or arising from:

(a)	any material breach by Buyer of any of its representations or warranties in this Agreement or the Assignment and Assumption Agreements or in any other agreement entered into in connection with this Agreement;

(b)	any material breach or nonfulfillment of any agreement or covenant to be performed by Buyer pursuant to this Agreement or the Assignment and Assumption Agreements or in any other agreement entered into in connection with this Agreement;

(c)	any claim by a Borrower or a third party in connection with any matter relating to a Purchased Loan that occurs or arises subsequent to the Effective Time; or

(d)	any Assumed Obligations, including any failure by Buyer to pay or perform, or any claim against a Seller Indemnified Party any other Person that, if successful, would give rise to, any of the Assumed Obligations.

10.3         Limitations on Indemnification.

(a)          Notwithstanding anything to the contrary contained in this Article 10, except in the case of fraudulent misrepresentation or a breach of any Seller Fundamental Representations, in no event shall Seller’s aggregate liability for Losses that may be recovered by the Buyer Indemnified Parties under Section 10.1(a) exceed the Purchase Price (the “Cap”).

(b)          Notwithstanding anything to the contrary contained in this Article 10, except in the case of fraudulent misrepresentation or a breach of any Buyer Fundamental Representation, in no event shall Buyer’s aggregate liability for Losses that may be recovered by the Seller Indemnified Parties under Section 10.2(a) exceed the Cap.

(c)          Notwithstanding any provision in this Agreement to the contrary, all Losses for which any Indemnified Party would otherwise be entitled to indemnification under Section 10.1 or Section 10.2 shall be reduced by the amount of insurance proceeds, net Tax benefits, indemnification payments and other third-party recoveries actually realized in respect of any Losses incurred by such Indemnified Party (after deducting any costs incurred by such Indemnified Party in collecting such recoveries). In the event any Indemnified Party is entitled to any insurance proceeds, net Tax benefits, indemnity payments or any third-party recoveries in respect of any Losses for which such Indemnified Party is entitled to indemnification pursuant to Section 10.1 or Section 10.2, such Indemnified Party shall use reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, net Tax benefits, indemnification payments or other third-party recoveries are realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, net Tax benefits, indemnification payments or other third-party recoveries relate, the Indemnified Party shall promptly remit all or the relevant portion of such indemnification payment to the Indemnifying Party (after deducting any costs incurred by such Indemnified Party in collecting such recoveries).

(d)          For purposes of determining the obligation to indemnify for the existence of any breach of any representation or warranty, pursuant to Section 10.1, and for calculating the amount of any Losses incurred in connection with and such breach of representation or warranty, any and all references to “material” (or other correlative terms) contained in such representation or warranty or shall be disregarded.

10.4         Notice of Claims. Promptly upon the sooner to occur of (a) a Party’s acquisition of knowledge of facts or circumstances which could serve as the basis for a claim under this Article 10, or (b) receipt of notice of any claim, demand or assessment or the commencement of any suit, action, arbitration or proceeding in respect of which indemnity may be sought on account of the indemnity agreement contained in this Article 10, the party seeking indemnification (the “Indemnified Party”) shall give written notice to the Party obligated to provide indemnification to such Indemnified Party (the “Indemnifying Party”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based and within sufficient time to respond to such claim or answer or otherwise plea in such action; provided that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

10.5         Third Party Claims. In the event that any Person not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any Losses to one party hereto of the kind for which such party is entitled to indemnification pursuant to this Article 10, then, after written notice is provided by the Indemnified Party, the Indemnifying Party shall have the option, at its expense, to provide legal counsel for the Indemnified Party (such counsel shall be reasonably satisfactory to the Indemnified Party) to defend any such demand, claim or lawsuit. In effecting the settlement of any such demand, claim or lawsuit, an Indemnified Party shall act in good faith, shall consult with the Indemnifying Party and shall enter into only such settlement as the Indemnifying Party shall approve, which approval shall not be unreasonably withheld or delayed. The Indemnifying Party may settle any third party claim without the consent of the Indemnified Party provided that such settlement provides for a release of the Indemnified Party with respect to all such third party claims and does not contain any restriction on the activities of the Indemnified Party or any finding of fault. Each Party will cooperate with the other Party in connection with any claim, make personnel, books and records relevant to such claim available to the other Party, and grant such authorizations or limited powers of attorney to the agents, representatives and counsel of such other Party as such Party may reasonably consider desirable in connection with the defense of any such claim.

10.6         Survival of Representations and Warranties. The representations, warranties and covenants of Seller and Buyer contained in this Agreement or in any agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing; provided, however, Seller or Buyer, as applicable, will have liability for any breach of its representations or warranties in this Agreement or the Assignment and Assumption Agreements or in any other agreement entered into in connection with this Agreement only if, on or before the second anniversary of the Closing Date, Buyer or Seller, as applicable, notifies the applicable Indemnifying Party of a claim specifying the factual basis of such claim in reasonable detail (a “Claim Notice”); and provided, further, that (a) in all cases, a Party’s liability for such breach shall not terminate with respect to any claim for which such Party has been given a Claim Notice prior to the expiration of such two-year period, until the final disposition of such claim, and (b) the foregoing limitations shall not apply to any breach of Seller Fundamental Representations or Buyer Fundamental Representations.

ARTICLE 11

TERMINATION

11.1         Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing, following the delivery of prior written notice thereof to Lender:

(a)          by mutual written agreement of Seller and Buyer;

(b)          by Seller or Buyer after May 31, 2014, by written notice to the other Party, if the Closing has not occurred for any reason other than a breach of this Agreement by the terminating Party;

(c)          by Seller or Buyer if any court of competent jurisdiction or any Governmental Body shall have issued an order or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order or other action is or shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 11.1(c) shall have used reasonable efforts to prevent the entry of and to remove such order or other final action;

(d)          by Buyer, if there has been a breach of a Seller Fundamental Representation or a material breach by Seller of any of its other representations, warranties, covenants or agreements contained in this Agreement which, in the case of a material breach of a representation, warranty, covenant or agreement that is not a Seller Fundamental Representation, (x) would result in a failure of a condition set forth in Article VIII, and (y) cannot be cured prior to the Outside Date; or

(e)          by Seller, if there has been a breach of a Buyer Fundamental Representation or a material breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement which, in the case of a material breach of a representation, warranty, covenant or agreement that is not a Buyer Fundamental Representation, (x) would result in a failure of a condition set forth in Article IX, and (y) cannot be cured prior to the Outside Date.

11.2         Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 11.1 hereof, this Agreement shall become void and there shall be no liability or recourse on the part of any Party hereto except (a) this Section 11.2 and the obligations set forth in Sections 7.2(b) and Article 12 hereof shall survive any such termination of this Agreement and (b) nothing herein shall relieve any Party from liability for breach of this Agreement prior to termination.

ARTICLE 12

GENERAL PROVISIONS

12.1         Confidential Nature of Information.

(a)          Following the date of this Agreement until the earlier of (x) the Closing Date and (y) the termination of this Agreement, Buyer agrees that it will, and will cause its Affiliates and its and their respective officers, directors, employees and representatives to (i) maintain the confidential nature of all of Seller’s non-public documents, materials and other information related to the Purchased Assets or the Assumed Obligations (the “Seller Confidential Information”), (ii) ensure that, without Seller’s prior written consent, Seller Confidential Information is not communicated to any third Person (other than to Buyer, its Affiliates, or any of its or their respective counsel, accountants, lenders or financial advisors) and (iii) not use any Seller Confidential Information in any manner whatsoever except as contemplated hereunder or for purposes of complying with Requirements of Law or the rules and regulations of any applicable securities exchange and/or evaluating and carrying out the transactions contemplated by this Agreement. Notwithstanding anything contained herein to the contrary, Buyer may disclose any Seller Confidential Information to its lenders (including Lender) who are or may be engaged to provide financing to Buyer in connection with the Buyer IPO.

(b)          Following the Closing Date, Seller agrees that it will, and will cause its Affiliates and its and their respective officers, directors, employees and representatives to (i) maintain the confidential nature of all of Buyer’s non-public documents, materials and other information related to the Purchased Assets or the Assumed Obligations (the “Buyer Confidential Information”), (ii) ensure that, without Buyer’s prior written consent, such Buyer Confidential Information is not communicated to any third Person (other than to Seller, its Affiliates, any direct or indirect investor in Seller, or any of its or their respective counsel, accountants or financial advisors) and (iii) not use any Buyer Confidential Information in any manner whatsoever except solely for the purpose of complying with Requirements of Law.

(c)          The obligations contained in Sections 12.1(a) and 12.1(b) shall not apply to any information (i) subject to an announcement or disclosure made pursuant to Section 12.3, (ii) which is or becomes available to the public other than as a result of disclosure by Seller or its agents or Buyer or its agents, as applicable, in violation of its obligations hereunder, (iii) which is required to be disclosed in order to obtain a Consent or (iv) which is required to be disclosed under applicable law (including the laws and regulations that govern disclosure in connection with the Buyer IPO) or judicial process, or to any Governmental Body having regulatory authority over Seller or Buyer or their respective Affiliates, as applicable, but only to the extent it must be disclosed or is requested by such Governmental Body; provided, that the disclosing Party shall notify the non-disclosing Party of such obligation promptly in order to permit the non-disclosing Party to seek an appropriate protective order or similar protective treatment thereof.

12.2         No Partnership. Nothing herein shall be construed as creating a partnership, joint venture or agency relationship between Buyer, on the one hand, and Seller, on the other hand.

 12.3         No Public Announcement. No Party hereto, without the approval of the other party hereto, shall make any press release or other general public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by law, in which case the other Party shall be advised and the Parties shall use their respective commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures to employees and as necessary to implement the provisions of this Agreement or to comply with accounting and SEC disclosure obligations or the rules and regulations of any applicable securities exchange. Before any public announcement is made with respect to this Agreement or the transactions contemplated by this Agreement, to the extent practicable, each Party will use its commercially reasonable efforts to first provide the other Party the content of all proposed disclosure and the basis for such disclosure. The Parties agree to cooperate, from time to time, in connection with the preparation and release of press releases, analysts’ reports and the like.

12.4         Notices. All notices required under this Agreement shall be in writing and shall be given upon: (a) personal delivery (including delivery by overnight courier) of the written notice; (b) sending the message by a telecopy or facsimile machine to the other Party’s telecopy or facsimile machine, provided the sending machine automatically prints a message confirming that the message was received, and a copy thereof is forthwith mailed or sent by personal delivery to the addressee; (c) when sent by electronic mail (with hard copy to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day); or (d) if sent via United States mail, the third day following mailing, certified mail, return receipt requested, postage prepaid and appropriately addressed. Such addresses shall be:

If to Seller, to:

BNY Mellon-Alcentra Mezzanine III, L.P.

200 Park Avenue, 7th Floor

Attn: Paul J. Echausse

Telephone: (212) 922-8940

Email: paul.echausse@bnymellon.com

with a copy to:

O’Melveny & Meyers LLP

400 South Hope Street

Los Angeles, CA 90071

Attn: Don Melamed

Telephone: (213) 430-7575

Facsimile: (213) 430-6407

Email: dmelamed@omm.com

If to Buyer, to:

Alcentra Capital Corporation

200 Park Avenue, 7th Floor

New York, NY 10166

Attn: Paul J. Echausse

Telephone: (212) 922-8940

Email: paul.echausse@bnymellon.com

with a copy to:

Sutherland Asbill & Brennan LLP

700 Sixth Street, N.W.

Washington, DC 20001

Attn: Steven B. Boehm

Telephone: (202 383-0176

Facsimile: (202) 637-3593

Email: steven.boehm@sutherland.com

or to such other address as such party may indicate by a notice delivered to the other parties hereto in accordance with this Section 12.4.

12.5         Successors and Assigns. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Except as it relates to the Persons entitled to indemnification under Article 10, and subject to Section 12.18, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provisions of this Agreement, and this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their respective permitted successors and assigns. Neither Party may assign its rights and/or obligations under this Agreement without the prior written consent of the other Party; provided, however, that (1) the Parties acknowledge that Buyer is permitted to assign and hereby does assign all of Buyer’s rights (but not any liabilities) under this Agreement to Lender; (2) the foregoing shall in no way restrict Buyer’s ability to sell, pledge or otherwise transfer any of the Purchased Assets or its rights under this Agreement (i) in connection with the Bridge Facility in accordance with Section 2.5, or (ii) without the consent or involvement of Seller, provided that no Unanticipated Contingency has occurred, the Qualifying Buyer IPO has closed, and the Cash Consideration has been released to Seller from escrow; and (3) Buyer may assign its right to purchase any Purchased Equity Interest to one or more wholly owned subsidiaries; provided that such assignment shall not relieve Buyer of its obligations under this Agreement as it relates to the Purchased Equity Interest purchase right so assigned.

12.6         Access to Records After The Closing.

(a)          Buyer agrees that, subject to applicable Requirements of Law, on and after the Closing Date, it will permit Seller and its representatives (at Seller’s sole cost and expense), during normal business hours and on reasonable prior notice and without unreasonably interfering with the business of Buyer, to have access to and to examine and take copies of any materials relating to the Purchased Assets in the possession of Buyer and not in the possession of or available to Seller in the event that Seller or an Affiliate of Seller is named as party in, or is threatened with, any litigation or similar proceeding in connection with any Purchased Assets or to the extent that Seller may require such access in connection with any Tax, regulatory, accounting, corporate or similar matter relating to any Purchased Asset or its transfer hereunder.

(b)          Seller agrees that, subject to applicable Requirements of Law, on and after the Closing Date, it will permit Buyer and its representatives (at Buyer’s sole cost and expense), during normal business hours and on reasonable prior notice and without unreasonably interfering with the business of Seller, to have access to and to examine and take copies of any materials relating to the Purchased Assets in the possession of Seller and not in the possession of or available to Buyer in the event that such Buyer or an Affiliate of Buyer is named as party in, or is threatened with, any litigation or similar proceeding in connection with any Purchased Assets or to the extent that Buyer may require such access in connection with any Tax, regulatory, accounting, corporate or similar matter relating to any Purchased Asset or its transfer hereunder.

12.7         Entire Agreement; Exhibits and Schedules; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the other documents referred to herein contain the entire understanding and agreement of the Parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, inducements, understandings, disclosures, correspondence, offering memoranda or letters of intent between the Parties hereto, whether expressed or implied, oral or written, regarding the same subject matter. Each of the Exhibits and Schedules attached hereto are incorporated into this Agreement and by this reference made a part hereof. No amendment, modification or supplement to this Agreement shall be effective unless Lender shall have received written notice thereof no later than 30 days prior to the effective date of such amendment, modification or supplement and Lender has consented in writing to such amendment, modification or supplement prior to the effectiveness of such amendment, modification or supplement.

12.8         Interpretation. Article titles and section headings are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Exhibits and Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with regard to every other section in this Agreement to the extent the relevance of such disclosure to each other section is readily apparent on its face. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any Exhibit or Schedule hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other amounts, are or are not material, and neither party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in an Schedule is or is not material for purposes of this Agreement.

12.9         Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing by the Party entitled to the benefit of such term or provision and Lender. Any such waiver shall be validly and sufficiently authorized for purposes of this Agreement if, as to a Party, it is authorized in writing by an authorized representative of such Party and Lender. The failure of a Party hereto to enforce at any time any provisions of this Agreement shall not be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof or the right of a Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.10         Expenses. Each party hereto will pay all of its own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including fees, expenses and disbursements of its counsel and accountants, provided that all of the costs and expenses (other than the purchase price consideration) relating to the repurchase/resale obligations set forth in Section 2.5 and the actions to be taken with respect thereto shall be borne by the Adviser or its designee (other than Buyer or Seller). Without limiting the foregoing, Seller on the one hand, and Buyer on the other hand, shall each pay fifty percent (50%) of all consent or assignment fees in respect of the assignment and transfer of the Purchased Assets and Assumed Obligations to Buyer, whether before or after the Closing. No portion of the Cash Consideration may be used by any Person (including Seller or Buyer) to pay any such costs and expenses unless both a Qualified Buyer IPO occurs and an Unanticipated Contingency does not occur pursuant to Section 2.5.

12.11         Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provisions shall be ineffective to the extent, but only to the extent, of such invalid, illegal or unenforceable provisions or other provisions hereof.

12.12         Execution in Counterparts. This Agreement may be executed in one or more counterparts, including facsimiles thereof and through electronic transmission, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties hereto and delivered to Seller and Buyer.

12.13         Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents (including without limitation, if and to the extent necessary, any required lost certificate affidavit and related indemnity) and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement, including, but not limited to assignments of filed UCC financing statements and other documents of record.

12.14         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the conflicts of law provisions thereof.

12.15         Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)          Seller and Buyer hereby consent to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan in the City of New York in any proceeding or dispute relating in any way to this Agreement or the transactions contemplated hereby, and agree that any such proceeding shall be brought by it solely in any such court. Seller and Buyer irrevocably waive all claims, objections and defenses that each may have regarding such court’s personal or subject matter jurisdiction, venue or inconvenient forum. Seller and Buyer hereby waive personal service of the summons, complaint and other process issued in any such action or proceeding and agree that service of such summons, complaint and other process may be made by registered or certified mail addressed to the other Party at the address set forth in this Agreement and that service so made shall be deemed completed upon the earlier of such Party’s actual receipt thereof or three (3) days after deposit in the United States mails proper postage prepaid.

(b)          EACH PARTY HERETO HEREBY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONCERNED WITH THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY HERETO, NOR ANY ASSIGNEE OR SUCCESSOR OF ANY PARTY HERETO SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

12.16         Resolution of Conflicts. In the event of any inconsistency or conflict between the terms and provisions of this Agreement and the terms and provisions of any document executed by the Parties hereto in connection with this Agreement (including, without limitation, the terms and provisions of any Assignment and Assumption Agreement), the terms and provisions of this Agreement shall control.

12.17         Section Titles. Section titles and headings used in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not part of the agreement between the Parties hereto.

12.18         Third Party Beneficiaries. Nothing expressed or mentioned in this Agreement is intended or will be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of Seller and Buyer and for the benefit of no other person; provided, however, Lender shall be a third party beneficiary of this Agreement and shall be entitled to (i) enforce the rights of Buyer under this Agreement, including, without limitation, Buyer’s right to receive any consideration in connection with any repurchase/resale pursuant to Section 2.5, and (ii) rely upon the representations, warranties, covenants and agreements of the Parties set forth herein.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and year first above written.

BUYER:

ALCENTRA CAPITAL CORPORATION

By:
Name: Paul J. Echausse
Title: Chief Executive Officer

SELLER:

BNY MELLON-ALCENTRA MEZZANINE III, L.P.

By:	BNY Mellon-Alcentra Mezzanine III (GP), L.P., general partner

	By:	Alcentra Investments Limited, general partner

By:
Name: Paul J. Echausse
Title: Authorized Person

ADVISER

ALCENTRA NY, LLC

By:
Name:
Title:

Schedule 5.3

Consents

The effectiveness of certain assignments as of the Closing related to the following Purchased Equity Interests and Purchased Loans requires that advance notice of the proposed transfer be given as indicated below, all of which have been or will be delivered prior to the Closing:

•	City Carting Holding Company, Inc.—Escrow Agreement, dated as of May __, 2012, among BNY Mellon-Alcentra Mezzanine III, L.P. (“BNYMAM”), Ironwood Mezzanine Fund II L.P. (“Ironwood”), and BNY Mellon, National Association (the “Escrow Agent”)
o	Pursuant to Section 17, effectiveness of an assignment of the Escrow Agreement requires that prior written notice of such assignment be given to Ironwood and the Escrow Agent

•	DBI—Note Purchase Agreement, dated as of March 6, 2014, among DBI Holding LLC, DBI Services, LLC, DeAngelo Brothers, LLC, Interstate Road Management LLC, DBI Canada, LLC, and DeAngelo Brothers Corporation (collectively the “Borrowers” and, each individually, a “Borrower”), BNYMAM as Purchaser, and the other Purchasers thereto
o	Pursuant to Section 11.6.1, effectiveness of an assignment of the Note Purchase Agreement requires that prior notice be given to the Borrowers

•	DBI—Note and Warrant Purchase Agreement, dated as of March 6, 2014, among DBI Holding LLC (the “Borrower”), BNYMAM, as Purchaser and as Collateral Agent, and the other Purchasers thereto
o	Pursuant to Section 11.6.1, effectiveness of an assignment of the Note and Warrant Purchase Agreement requires that prior notice be given to the Borrower

•	DBI – DBI Holding LLC Operating Agreement, dated as of March 5, 2014 by and among the Founding Member, the Class B Members and the Warrant Holders
o	Pursuant to Section 8.3, effectiveness of an assignment of the Units requires that notice be given to the other Members

•	DFC – Amended and Restated Limited Liability Company Agreement of Dentistry for Children Holdings, LLC dated as of November 23, 2010
o	Pursuant to Section 9.7, effectiveness of a transfer of Units requires delivery of written notice describing in reasonable detail the transfer or proposed transfer

•	DRC – Securities Purchase Agreement dated as of January 11, 2013 by and among Seven Continents Holdings, LLLP, DRC Emergency Services, LLC, DRC Logistics, LLC, Equipment Leasing, LLC, Escondido Creek Land, LLC (collectively, the “Borrowers”), BNYMAM and United Insurance Company of America
o	Pursuant to Section 12.3, effectiveness of an assignment of the Notes requires that prior notice be given to the Borrowers

•	FST – Note Purchase Agreement dated as of November 18, 2013 among FST Technical Services, LLC (the “Borrower”, and collectively with each Person joined thereto as a Borrower from time to time, the “Borrowers”) and BNYMAM as Purchaser and Collateral Agent
o	Pursuant to Section 12.3, effectiveness of an assignment of the Notes requires that prior notice be given to the Borrowers

•	Wholesome Sweeteners—Amended and Restated Partners Agreement by and among WSO Holdings, LP (the “Partnership”), Arlon Wholesome Holding LLC, WSO Holdings, LLC, Nigel Willerton, Jeff Seidel and any other executive employee of the Partnership or its Subsidiaries who become a Partner in the Partnership and each of Edward Billington and Son, Limited, Triangle Capital Corporation, BNY Mellon - Alcentra Mezzanine III, L.P., Trinity Universal Insurance Company, QS Direct SI 2 S.C.A., SICAR, Frank E. Richardson, BPWSO Holdings LLC, Crimbo Settlement and the other Persons set forth from time to time on the Schedule of Partners
o	Pursuant to Section 1(b), effectiveness of a transfer of the Partnership Interest requires the transferee to deliver a written notice to the Partnership

The effectiveness of the assignments as of the Closing for the following Purchased Equity Interests and Purchased Loans requires advance consent or delivery of a joinder or other instrument as indicated below, all of which have been or will be received and/or delivered at or prior to the Closing:

•	DBI – DBI Holding LLC Operating Agreement, dated as of March 5, 2014 by and among the Founding Member, the Class B Members and the Warrant Holders
o	Pursuant to Section 8.3, effectiveness of an assignment of the Units requires that the transferee shall furnish the Company and the other Members with a written agreement to be bound by, and comply with, all provisions of the Operating Agreement

•	DFC – Amended and Restated Limited Liability Company Agreement of Dentistry for Children Holdings, LLC dated as of November 23, 2010
o	Pursuant to Section 9.1, effectiveness of a transfer of Units requires the prior written consent of the holders of a majority of the Sponsor Equity and delivery of a counterpart or joinder to the LLC Agreement prior to such transfer

•	DRC—Amended and Restated Limited Liability Company Agreement of 7CGP, LLC dated and effective as of December 30, 2013
o	Pursuant to Section 10.11, admission of Alcentra BDC Equity Holdings as a substituted Member requires consent of the Managers of 7CGP, LLC

•	HealthFusion—Warrant, dated as of October 7, 2013 between HealthFusion Holdings, Inc. (the “Company”) and BNY Mellon-Alcentra Mezzanine III, L.P.
o	Pursuant to Section 11, effectiveness of a transfer of the Warrant requires the transferor to surrender the Warrant at the Company’s principal place of business along with an executed assignment agreement

•	FST—Limited Liability Company Agreement dated as of November 18, 2013 among FST Holdings LLC, BNYMAM, FST Investment Partners, LLC, Caymus Equity Partners, LLC and TB QAQC Holdings, Inc.
o	Pursuant to Section 10.2(b), effectiveness of a transfer of the membership interests requires that the transferee of membership interests have executed a joinder substantially in the form attached as Exhibit B prior to such transfer

•	Net Access—Limited Liability Company Agreement of NAC Holdings LLC, dated July 19, 2012
o	Pursuant to Section 4.4(g), effectiveness of a transfer of the Units requires the transferee to deliver an executed Joinder Agreement

•	Media Storm—Amended and Restated Limited Liability Agreement of MS Investment Vehicle, LLC
o	Pursuant to Section 11.3, effectiveness of a transfer of the Units, unless waived by the Company, the Member must first deliver an opinion of counsel

•	Response Team 1—Credit Agreement by and among Response Team 1, LLC, Response Team Holdings, LLC, the lenders from time to time party thereto, and Medley Capital Corporation, dated as of March 28, 2014
o	Pursuant to Section 12.6(b)(ii)(C), effectiveness of a transfer of the Notes requires the transferor and transferee to deliver an executed Assignment and Acceptance Agreement

•	Response Team 1—Third Amended and Restated Limited Liability Company Agreement of Response Team 1, LLC, dated as of March 28, 2014
o	Pursuant to Section 10.2 effectiveness of a transfer of the Units requires the transferor and transferee to deliver an executed assignment agreement

•	Response Team 1—Warrant of Response Team 1, LLC, dated as of March 28, 2014
o	Pursuant to Section 7, effectiveness of a transfer of the Warrant requires the transferor to deliver an executed Warrant Assignment and joinder to the LLC agreement

•	Southern Technical—Amended and Restated Limited Liability Agreement of Southern Technical Holdings, LLC, dated as of October 15, 2012
o	Pursuant to Section 5.1, effectiveness of a transfer of the Membership Interest requires the transferee to deliver an executed agreement to be bound by the LLC agreement

•	Wholesome Sweeteners—Amended and Restated Agreement of Limited Partnership of WSO Holdings, LP dated as of April 6, 2012 among WSO Holdings, LP, WSO Holdings, LLC, BNYMAM, and each of the other partners of the partnership from time to time party thereto
o	Pursuant to Section 8.1, prior written consent of the General Partner (WSO Holdings, LLC) is required to transfer a partnership interest

The Operating Agreement of Show Media Holdings, LLC dated as of August 10, 2012 among Show Media Holdings, LLC, BNYMAM, Show Media, LLC, and the other persons set forth as Members on Exhibit A attached thereto, requires an amendment to the definition of “Major Investor” so that BNYMAM’s rights as a Major Investor under the Operating Agreement are available to Alcentra Capital Corporation following assignment from BNYMAM, which such amendment has been or will be effective at or prior to the Closing.

Pursuant to the intercreditor agreements set forth below, BNYMAM has covenanted that it will not transfer the applicable Purchased Loans without providing advance notice as indicated and having the transferee deliver instruments binding it to the intercreditor agreement, all of which have been or will be delivered at or prior to the Closing:

•	BSI—Subordination Agreement dated as of December 20, 2012 among Battery Solutions Holdings, LLC, Battery Solutions, LLC, (“Borrower” and, together with Holdings, collectively, the “Obligors” and, individually, an “Obligor”), Centerfield Capital Partners III, L.P individually and in its capacity as agent for the Subordinated Creditors thereunder, CCP III-A, L.P., CCP III-SBIC, L.P., BNYMAM, United Insurance Company of America, and Fifth Third Bank, an Ohio banking corporation (“Senior Lender”)
o	Pursuant to Section 24, written notice of the proposed assignment from the transferor and an agreement executed by the transferee materially identical to the Subordination Agreement must be delivered to the Senior Lender prior to the assignment of the BSI Purchased Loans

•	DFC – Subordination Agreement, dated as of September 1, 2011, by and among Dentistry for Children Management, LLC, Dentistry for Children, Inc., Dentistry for Children Holdco, Inc., BNYMAM and Trinity Universal Insurance Company, as Subordinated Creditors, and Regions Bank, as Administrative Agent for its benefit and the benefit of the other Senior Creditors
o	Pursuant to Section 2.7, a joinder agreement or an agreement executed by the transferee materially identical to the Subordination Agreement must be delivered to the Administrative Agent prior to the assignment of the Subordinated Debt

In addition to the foregoing, while not a pre-condition to the assignment of beneficial ownership of the Purchased Assets, various notices and/or other ministerial actions will be provided or taken following Closing in accordance with the Equity Governing Documents and Loan Documents in order to update ownership records and bank account information, provide for the re-issuance of stock certificates, warrants and notes in the proper name, update the secured party under UCC filing, etc, all of which will be provided or taken promptly following the Closing.

Schedule 5.7

Title to Purchased Assets

1.	Aphena—Pursuant to certain participation agreements dated March 3, 2014, between BNY Alcentra Group Holdings, Inc. (the “Alcentra Group Holdings”) and each of David Stevens (7.4721%) (“Stevens”), Chris Saenger (9.9315%) (“Saenger”), Bob Allen (4.0256%) (“Allen”), and Ben Verhalen (0.6098%) (“Verhalen” and together with Stevens, Saenger and Allen, the “Participants”), Alcentra Group Holdings sold participation interests in a senior subordinated note in the original principal amount of $4,100,000 (the “Aphena Note”) issued to Alcentra Group Holdings by the Aphena borrowers (the “Aphena Issuers”) on March 3, 2014. The Participants are limited partners in Enhanced Equity Fund, L.P., a guarantor of the debt obligations of the Aphena Issuers to Alcentra Group Holdings. The Participants do not have the benefit of the guaranty. The Aphena Issuers make all payments of principal and interest in connection with the Aphena Note that would be due from the Aphena Issuers to Alcentra Group Holdings and that Alcentra Group Holdings otherwise would be required to pay to the Participant under the applicable participation agreement based on the Participant’s participation percentage directly to the Participant as if such Participant were a direct holder under the Aphena Note Purchase Agreement and the Aphena Issuers reduce any payments of principal and interest that would otherwise be due to Alcentra Group Holdings under the Note (each such payment, an “Aphena Gross Payment”) by the aggregate amount payable to the Participants in respect of the Aphena Gross Payment pursuant to the participation agreements. Alcentra Group Holdings does not have any obligation to make any payments of principal or interest to the Participant under the participation agreements. Participants do not have direct recourse with respect to the Aphena Note to any Aphena Issuer or any other person; all rights or remedies must be exercised through Alcentra Group Holdings.

2.	City Carting—Pursuant to a Preferred Stock Participation Agreement between BNY Mellon-Alcentra Mezzanine III, L.P. (“Fund III”) and Burkland Family Partners (“BFP”) dated May 25, 2012 and effective as of June 1, 2012, Fund III sold to BFP a 5.88% participation interest in 500 shares of Series A Preferred Stock of City Carting Holding Company, Inc. (“City Carting”), and a 5.88% participation interest in 350 shares of Series B Preferred Stock (together with the 500 shares of Series A Preferred Stock, the “Stock”) of City Carting, issued to Fund III by City Carting on March 30, 2012. Upon receipt of a payment of dividends or any payment with respect to the full or partial redemption of the Stock, Fund III will promptly pay to BFP an amount equal to 5.88% of each amount received and applied by Fund III in such payment or redemption. Except for the amounts specified above, BFP is not entitled to receive any amounts payable by City Carting to, or received by, Fund III with respect to the Stock, nor does BFP have, by reason of the Preferred Stock Participation Agreement, any rights with respect to the Stock, except as expressly provided in such agreement. BFP does not have direct recourse with respect to the Stock to City Carting or any other person; all rights or remedies must be exercised through Fund III.

3.	Net Access—Pursuant to a Subordinated Debt Participation Agreement between Fund III and BFP dated and effective as of January 31, 2013, Fund III sold to BFP a 5.85% participation interest in a senior subordinated note in the original principal amount of $4,000,000 (the “Net Access Note”) issued to Fund III by Net Access, LLC (“Net Access”) on July 19, 2012. Upon receipt of a payment of interest or any payment with respect to the full or partial redemption of the Net Access Note, Fund III will promptly pay to BFP an amount equal to 5.85% of each amount received and applied by Fund III in such payment or redemption. Except for the amounts specified above, BFP is not entitled to receive any amounts payable by Net Access to, or received by, Fund III with respect to the Net Access Note, nor does BFP have, by reason of the Subordinated Debt Participation Agreement, any rights with respect to the Net Access Note, except as expressly provided in such agreement. BFP does not have direct recourse with respect to the Net Access Note to Net Access or any other person; all rights or remedies must be exercised through Fund III.

4.	Show Media—Pursuant to a Senior Secured Note Participation Agreement between Fund III and BFP effective as of January 31, 2013, Fund III sold to BFP a 2.5% participation interest in (i) two senior secured notes in the aggregate original principal amount of $10,000,000 due August 10, 2017 (the “Show Media Note”) issued to Fund III by the Show Media borrowers (the “Show Media Issuers”) on August 10, 2012 ($4.5 million) and December 21, 2012 ($5.5 million), and (ii) an Amended and Restated Warrant for Issuance of Common Units (the “Warrant”) of Show Media Holdings, LLC (“Show Media Holdings”), dated as of December 21, 2012. Upon receipt of a payment of interest or any payment with respect to the full or partial redemption of the Show Media Note or any distribution made or dividend paid by Show Media Holdings to Fund III with respect to the Warrant, Fund III will promptly pay to BFP an amount equal to 2.5% of each amount received and applied by Fund III in such payment, redemption, distribution or dividend. Except for the amounts specified above, BFP is not entitled to receive any amounts payable by Show Media to, or received by, Fund III with respect to the Show Media Note or the Warrant, nor does BFP have, by reason of the Subordinated Debt Participation Agreement, any rights with respect to the Show Media Note or the Warrant, except as expressly provided in such agreement. BFP does not have direct recourse with respect to the Show Media Note or the Warrant to any Show Media Issuer, Show Media Holdings, or any other person; all rights or remedies must be exercised through Fund III.

Schedule 6.3

Consents

Reference is made to Schedule 5.3, to the extent any item therein requires action by Buyer. In addition, while not a pre-condition to the assignment of beneficial ownership of the Purchased Assets, various notices and/or other ministerial actions will be provided or taken following Closing in accordance with the Equity Governing Documents and Loan Documents in order to update ownership records and bank account information, provide for the re-issuance of stock certificates, warrants and notes in the proper name, update the secured party under UCC filing, etc.

In addition, in the event the repurchase transaction contemplated by Section 2.5 becomes operative, a filing with the Maryland State Department of Assessments and Taxation relating to the sale of substantially all of its assets will be made by Buyer.

EXHIBIT A

FORM OF PURCHASED LOAN ASSIGNMENT

AND ASSUMPTION AGREEMENT

EXHIBIT B

FORM OF EQUITY INTEREST ASSIGNMENT AGREEMENT

EXHIBIT C

EQUITY INTERESTS

EXHIBIT D

LOAN SCHEDULE